Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is dated September 14, 2005 by and between _________ (“Purchaser”) and Spectrum Pharmaceuticals, Inc. (“Company”). The parties hereto agree as follows:
     The Purchaser shall buy and the Company agrees to sell ______ shares (“Shares”) of the Company’s Common Stock (the “Common Stock”) at a price of $5.25 per share for a total amount of $______. The Purchaser shall also receive a warrant, in the form of Exhibit A attached hereto, to purchase up to a number of shares equal to 50% of the Shares (or ______ Warrant Shares), at an exercise price equal to $6.62 per Warrant Share and a term of exercise equal to six years from the date of issuance (the “Warrant”). The Shares, the Warrant and the Warrant Shares (collectively, the “Securities”) have been registered on a registration statement on Form S-3, File No. 333-121612 (the “Registration Statement”), which has been declared effective by the Securities and Exchange Commission, and remains effective as of the date hereof, and the Shares and the Warrants Shares shall be freely tradeable after the closing of the transactions contemplated hereby. A final prospectus supplement will be delivered prior to funding regarding the issuance and sale of the Shares and Warrant, a copy of which is attached hereto as Exhibit B (the "Prospectus Supplement”). The Shares, Warrant and Warrant Shares when issued, will be free of restrictive legends and are free of any resale restrictions other than the right of first refusal set forth in Section 4 (a) of the Warrant. Within five (5) business days after the closing hereunder the Company shall deliver to the Purchaser an opinion of counsel reasonably satisfactory to the Purchaser with respect to the existence of the Company, the authorization of the transactions contemplated hereby and the effectiveness of the Registration Statement.
     Execution and delivery of this Agreement by the Purchaser shall constitute a binding offer to purchase the Shares and the Warrants at the Purchase Price, subject only to acceptance and delivery of this Agreement by the Company, together with delivery of the Prospectus Supplement to the Purchaser. The Shares, the Warrants, and the Warrant Shares when issued, will be free of restrictive legends and are free of any resale restrictions.
     1. Representations and Warranties of the Company. Except as set forth in the SEC Reports (as defined below), the Company hereby makes the following representations and warranties as of the date hereof and as of the Closing Date to the Purchaser:
     (a) Organization and Qualification. Each of the Company and its subsidiaries (the “Subsidiaries”) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).
     (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the transaction documents contemplated hereby (the “Transaction Documents”) and otherwise to carry out its obligations thereunder. Other than the filings, consents and approvals set forth under Section 1 (d) below, the execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the

Company and no further action is required by the Company or its stockholders in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     (c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of clause (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.
     (d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person (including, without limitation, the Company’s stockholders) in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing with the Commission of the prospectus supplement to the Registration Statement, the application(s) to each Trading Market for the listing of the Shares and Warrant Shares for trading thereon in the time and manner required thereby, and applicable Blue Sky filings. The Company has filed a Notification Form: Listing of Additional Shares with the Nasdaq National Market and hereby represents and warrants and agrees that it will take any other necessary action in accordance with the rules of the Nasdaq National Market to enable the Shares and the Warrant Shares to trade on the Nasdaq National Market.
     (e) Issuance of the Securities. The Securities are duly authorized and the Shares and Warrant Shares, when issued and paid for in accordance with the Transaction Documents, and the Warrants as of the Closing will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock, the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.
     (f) Capitalization. The capitalization of the Company is as described in the Company’s most recent periodic report filed with the Commission as updated by any current report filed with the Commission thereafter.
     (g) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including without limitation pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and incorporated by reference therein, being collectively referred to herein as the “SEC Reports”, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed or deemed filed through incorporation by reference, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.
     (h) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, except for the repurchase of certain warrants aggregating less than 500,000 shares; (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans; and (vi) the Company has not had any disagreement with its independent auditors that would require public disclosure.
     (i) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) or any other Person (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 13D filings by Xmark Funds, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.
     (j) Certain Fees. Other than fees to Rodman and Renshaw, LLC, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.
     (k) Disclosure. The Company confirms that, except as provided for herein, neither the Company nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. This Agreement and any Exhibit attached hereto provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company is true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     2. The Purchaser represents and warrants to the Company:
     (a) The Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     (b) The Purchaser has the requisite corporate (or other entity) power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws relating to, or affecting generally, the enforcement of creditor’s rights and remedies or by other equitable principles of general application.
     (c) In making its investment decision in this offering, the Purchaser and its advisors, if any, have relied solely on the Company’s public filings as filed with the Securities and Exchange Commission, including the base prospectus filed as part of the Registration Statement when it was declared effective, and all documents incorporated therein by reference.
     (d) Purchaser is not a registered broker-dealer or an affiliate of a registered broker-dealer.
     (e) Purchaser represents, warrants and covenants that neither Purchaser nor any affiliate of such Purchaser which (i) had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Securities; or (iii) is subject to such Purchaser’s review or input concerning such affiliate’s investments or trading, has or will, directly or indirectly, during the period beginning on the date on which the Company or a financial advisor to the Company, first contacted such Purchaser regarding the transactions contemplated by this Agreement and ending on the Closing Date, engage in: (1) any “short sales” (as such term is defined in Rule 200 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Common Stock, including, without limitation, the maintaining of any short position with respect to, establishing or maintaining a “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, entering into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of Common Stock, other securities, cash or other consideration) that transfers to another, in whole or in part, any economic consequences or ownership, or otherwise dispose of, any Common Stock by Purchaser; or (2) any hedging transaction which establishes a net short position with respect to the Common Stock.
     3. Certain other Covenants and Provisions:
     (a) Indemnification of Purchasers. The Company will indemnify and hold the Purchasers and their directors, managers, officers, shareholders, members, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, except as a result of written information provided to the Company by the Purchaser Party for inclusion in the Registration Statement. The Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.
     (b) Listing of Common Stock. The Company hereby agrees to use its commercially reasonable efforts to maintain the listing of its Common Stock on the Trading Market, and as soon as reasonably practicable following the Closing (but not later than the earlier of the Effective Date and the first anniversary of the Closing Date) to list the applicable Shares and Warrant Shares on the Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares and the Warrant Shares, and will take such other action as is necessary or desirable in the opinion of the Purchasers to cause the Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.
     (c) Effectiveness. The Registration Statement is currently effective, and the Company will file the prospectus supplement within one business day of the Closing and will provide a copy of such filing to the Purchasers promptly following such filing. The Company will maintain the effectiveness of the Registration Statement until the earlier of when all the Shares are sold or the maximum time period permitted by the Commission and shall file such amendments to the Registration Statement in order to permit the resale by the Purchasers of the Warrant Shares.
     (d) Ongoing Compliance of the Prospectus. If, at any time when a prospectus relating to the Shares is required to be delivered under the Act, the Company becomes aware of the occurrence of any event as a result of which the prospectus, as then amended or supplemented, would, in the reasonable judgment of counsel to the Company, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or the Registration Statement, as then amended or supplemented, would, in the reasonable judgment of counsel to the Company, include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, or if for any other reason it is necessary, in the reasonable judgment of counsel to the Company, at any time to amend or supplement the prospectus or the Registration Statement to comply with the Act or the Rules and Regulations, the Company will promptly notify the Purchasers and will promptly prepare and file with the Commission, at the Company’s expense, an amendment to the Registration Statement or an amendment or supplement to the prospectus that corrects such statement or omission or effects such compliance and will deliver to each Purchaser one copy thereof.
     4. Miscellaneous
     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers”.
     The closing is expected to occur on or about September 15, 2005 (the “Closing Date”).
     The Purchaser and the Company acknowledge and agree that the Company will not issue additional shares of its Common Stock with respect to this transaction under circumstances that would require the approval of its stockholders pursuant to applicable Nasdaq rules without obtaining such approval, but the Company does not believe such approval is necessary.
     Neither the Company nor any of its officers or agents shall disclose any material non-public information about the Company to the Purchaser and neither the Purchaser nor any of its affiliates, officers or agents will solicit any material non-public information from the Company in connection with the offer and sale of the Shares by the Company to the Purchaser.
     The Purchaser shall wire the purchase amount to the Company to the account set forth below.
Company Wire Transfer Instructions:

Bank:
Routing Number (ABA):
Credit to Account:

     The Company shall cause its transfer agent to transmit the Shares electronically to the Purchaser by crediting the account set forth on the signature page through the Deposit Withdrawal Agent Commission system, and shall deliver the Warrant certificates to the address specified by the Purchaser on the signature pages hereto.
     All communications hereunder shall be in writing and shall be deemed to have been given on the date delivered by hand, sent by facsimile transmission, or mailed certified mail, return receipt requested, if to the Purchaser, to the address set forth on the signature page of this Agreement, and if to the Company, to 157 Technology Drive, Irvine, California, 92618, Facsimile (949) 788-6706, Attention: Chief Financial Officer Either party to this Agreement may change such address for notices by sending to the other party written notice of a new address for such purpose.
     This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles. Each of the Company and the Purchaser irrevocably submits to the jurisdiction of the United States District Court sitting in New York, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and hereby waives any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.
     Following the date hereof, the Company shall promptly issue a press release disclosing the material terms of the transaction contemplated hereby and shall file the Prospectus Supplement with the SEC within the time required by Rule 424.
     This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.
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AGREED AND ACCEPTED, as of the date first written above:

SPECTRUM PHARMACEUTICALS, INC.

By:

Name: Rajesh C. Shrotriya, M.D.
Title: Chairman, CEO & President

PURCHASER:

By:

Name:
Title:

By:

Name:
Title:

Street Address:

Facsimile #

Purchaser DWAC Instructions:

DTC #

Account #

Reference #

Address for delivery of Warrants (if different):

EIN #

Schedule
to
Securities Purchase Agreement
Purchasers and Shares of Common Stock and Warrants Purchased

		Shares of Common
	Shares of	Stock Acquirable	Total Purchase
Name of Purchaser	Common Stock	under Warrants	Price
OrbiMed Advisors, LLC
Caduceus Capital Master Fund Limited	589,062	294,531	$3,092,575.50
Caduceus Capital II, L.P.	306,000	153,000	$1,606,500.00
UBS Eucalyptus Fund, L.L.C.	500,000	250,000	$2,625,000.00
PW Eucalyptus Fund, Ltd.	50,000	25,000	$262,500.00
HFR SHC Aggressive Master Fund	117,000	58,500	$614,250.00
Knightsbridge Post Venture IV L.P.	71,000	35,500	$372,750.00
Knightsbridge Integrated Holdings, V, LP	79,000	39,500	$414,750.00
Knightsbridge Netherlands II, L.P.	20,000	10,000	$105,000.00
Knightsbridge Integrated Holdings IV Post Venture, LP	30,000	15,000	$157,500.00
Knightsbridge Post Venture III, LP	19,500	9,750	$102,375.00
Knightsbridge Netherland I LP	18,800	9,400	$98,700.00
Knightsbridge Netherlands III - LP	19,300	9,650	$101,325.00
Knightsbridge Integrated Holdings II Limited	24,500	12,250	$128,625.00
Knightsbridge Venture Capital IV, L.P.	19,200	9,600	$100,800.00
Knightsbridge Venture Capital III LP	13,600	6,800	$71,400.00
Knightsbridge Venture Capital VI LP Series	20,300	10,150	$106,575.00
Knightsbridge Venture Completion 2005	7,500	3,750	$39,375.00

Total	1,904,762	952,381	$10,000,000.50

Knott Partners
Anno, LP	11,200	5,600	$58,800.00
Shoshone Partners, LP	178,500	89,250	$937,125.00
Good Steward Trading Company	12,800	6,400	$67,200.00
CommonFund Hedged Equity Company	45,100	22,550	$236,775.00
Matterhorn Offshore Fund Ltd.	393,400	196,700	$2,065,350.00
Knott Partners, LP	359,000	179,500	$1,884,750.00

Total	1,000,000	500,000	$5,250,000.00

Smithfield Fiduciary LLC	1,000,000	500,000	$5,250,000.00

Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	952,381	476,190	$5,000,000.00

Iroquois Master Fund, Ltd.	700,953	350,477	$3,680,003.25

SDS Capital Group SPC, Ltd.	550,000	275,000	$2,887,500.00

Quogue Capital LLC	500,000	250,000	$2,625,000.00

Oliveira Capital, LLC	500,000	250,000	$2,625,000.00

Paramount Bio Capital
RAQ, LLC	190,476	95,238	$1,000,000.00
Aries Domestic Fund, LP	108,571	54,285	$569,997.75
Aries Domestic Fund II, LP	19,048	9,524	$100,002.00
Aries Master Fund II	62,857	31,429	$329,999.25

Total	380,952	190,476	$1,999,999.00

JG Consulting	190,476	95,238	$1,000,000.00

ProMed Management LLC
ProMed Partners, L.P.	34,598	17,299	$181,639.50
ProMed Partners II, L.P.	8,314	4,157	$43,648.50
ProMed Offshore Fund, Ltd.	5,746	2,873	$30,166.50
ProMed Offshore Fund II, Ltd.	141,818	70,909	$744,544.50

Total	190,476	95,238	$999,999.00

TMW Capital, LLC	130,000	65,000	$682,500.00

	8,000,000	4,000,000	$42,000,001.75